EXHIBIT 2
                             M & A Investments, Inc.
                                1220 Senlac Drive
                             Carrollton, Texas 75006

                                November 6, 1995

CST Entertainment, Inc.
CST Featurizations, Inc,
CST Computoons, Inc.
5901 Green Valley Circle
Suite 400
Culver City, California  90230

Attn:  Mr. Jonathan Shapiro


                  Re:  M & A Investments, Inc./CST Entertainment, Inc.
                       -----------------------------------------------


Dear Sirs:

                  In connection with the Promissory Note dated November 6, 1995 in the original principal amount of $268,835.62 (the "Note"), executed by CST Entertainment, Inc. ("CST"), CST Featurizations, Inc. and CST Computoons, Inc. (collectively, Debtors") as makers and payable to M & A Investments, Inc. ("M&A"), Debtors and M&A hereby agree that:

                  1. Any unpaid principal and accrued interest on the Note shall be convertible, at the option of M&A, into Common Stock, par value $.15, of CST at any time prior to acceptance by M&A of any payment or prepayment of the Note, at the rate of $.50 per share.

                  2. If the Note is converted into Common Stock of CST in accordance with paragraph 1 of this letter agreement, then the indebtedness of Debtors to M&A evidenced by the Note shall be reduced by an amount equal to $.50 conversion price per share times the number of shares of Common Stock so acquired.

                  3. The Warrant dated July 19,1995 issued by CST in favor of M&A (the "Warrant") will be amended to provide M&A with both demand and piggyback registration rights with respect to the Shares as set forth in the Warrant.

                  4. Any shares of Common Stock, par value $.15, of CST into which the Note may be converted shall have the same registration rights applicable to the Shares as set forth in the amended Warrant.


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CST Entertainment, Inc.
CST Featurizations, Inc,
CST Computoons, Inc.
November 6, 1995
Page 2

                  5. The definition of the "Note" in the Note Conversion Agreement dated July 19, 1995 between CST and M&A shall be deemed to mean the Note as defined in this Letter Agreement.

                  6. CST hereby confirms that the registration statement that will be filed by CST with the Securities and Exchange Commission no later than November 30, 1995 shall include such information as may be required to permit a public offering of the 500,000 shares of CST Common Stock owned by M&A as a result of the conversion of a portion of the promissory note dated July 19, 1995 payable by Debtors to M&A.

                                        Very truly yours,

                                        M & A INVESTMENTS, INC.

                                        By:      ___________________________
                                                 John G. Murray
                                                 Assistant Treasurer
Agreed and accepted:

CST ENTERTAINMENT, INC.

By:  ________________________________
         Jonathan Shapiro
         President

CST FEATURIZATIONS, INC.

By:  ________________________________
         Jonathan Shapiro
         President

CST COMPUTOONS, INC.

By:  ________________________________
         Jonathan Shapiro
         President

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